For Immediate Release	Inquiries: Felise Kissell (215) 409-7287 Kissell-Felise@aramark.com
Scott Sullivan (215) 238-3953 Sullivan-Scott1@aramark.com

Aramark Reports Third Quarter Earnings

SUMMARY

•Revenue +39%; Organic Revenue +34%
◦Increased levels of business activity led by accelerated pace of client reopenings
◦Sequential quarterly improvement across all business segments
•Operating Income increased by $402 million; Adjusted Operating Income (AOI) increased by $250 million versus prior year
◦Higher profitability as a result of rebounding sales volumes and effective cost management
◦Ongoing investment in growth resources
•EPS improved $1.14 to $0.13; Adjusted EPS improved $0.72 to $0.03
◦GAAP EPS included non-cash gain on an equity investment, partially offset by non-cash loss from a defined benefit pension plan termination
•Strengthened balance sheet; Enhanced platform for growth
◦Repaid $500 million in debt; proactively extended maturities on $2.6 billion of borrowings; and increased revolver capacity by over $200 million
◦Completed acquisition of Next Level Hospitality, expanding into high-growth senior living industry
◦Over $1.9 billion cash availability at quarter-end

Philadelphia, PA, August 10, 2021 - Aramark (NYSE: ARMK) today reported third quarter fiscal 2021 results.

“Our third quarter performance continues to reflect Aramark's strong competitive position and flexible business model as we help clients reopen within various stages of recovery, while also driving growth initiatives that resulted in meaningful new business wins and high levels of client retention," said John Zillmer, Aramark's Chief Executive Officer. "I am extremely proud of our team's dedication to serving clients and focusing on our growth agenda.”

THIRD QUARTER RESULTS*
Consolidated revenue was $3.0 billion in the quarter, an increase of 39% year-over-year, that reflected increased levels of business activity compared to the prior year and lapping the first full quarter of COVID-impacted revenue. Organic Revenue, which adjusts for the effect of currency and the revenue contribution from the Next Level Hospitality acquisition that closed on June 4, 2021, grew 34% compared to the prior year.
The accelerated pace of client reopenings contributed to ongoing sequential quarterly improvement with organic revenue reaching 73% of pre-COVID levels. The upward trend was broad-based, led by the Leisure and Sports & Entertainment businesses within the FSS U.S. segment.

	Revenue Change					Organic Revenue Change
	Q3 '20	Q4 '20[1]	Q1 '21	Q2 '21	Q3 '21	Q3 '20	Q4 '20	Q1 '21	Q2 '21	Q3 '21
FSS United States	(56)%	(41)%	(45)%	(30)%	55%	(56)%	(45)%	(45)%	(31)%	52%
FSS International	(46)%	(30)%	(27)%	(21)%	41%	(41)%	(31)%	(29)%	(26)%	28%
Uniform & Career Apparel	(12)%	(2)%	(10)%	(9)%	6%	(12)%	(9)%	(10)%	(9)%	5%
Total Company	(46)%	(32)%	(35)%	(24)%	39%	(45)%	(36)%	(36)%	(26)%	34%

	% of Fiscal '19					% of Fiscal '19
Total Company	54%	68%	64%	70%	74%	55%	64%	65%	71%	73%
1Q4 '20 Revenue Change (%) benefits from the inclusion of a 53rd week.
•FSS United States drove a year-over-year organic revenue increase of 52% and strong improvement compared to the preceding quarter as a result of the following drivers in each sector:

Sector	Q3 Activity
Education	Began notable recovery through the end of the academic year. Preparing for upcoming Fall semester with expectations that essentially all clients return to in-person learning. Higher Education implemented new offerings and digital innovation, while providing additional meal flexibility. K-12 continued to benefit from universal government-sponsored meal programs extended through June 2022.
Sports, Leisure & Corrections	Demonstrated significant improvement, especially at the end of the quarter. Sports & Entertainment quickly increased fan counts in the NBA playoffs and MLB season. Leisure began the recreational season in late May with strong visitor attendance at National Parks. Corrections already has returned to pre-COVID levels. Both Sports & Entertainment and Leisure prepared for increased levels of activity in the coming months, including full capacity in NFL stadiums and benefits of record reservation demand in recreation, respectively.
Business & Industry	Experienced an uptick in activity throughout the quarter as companies executed return-to-work strategies. Greater proportion of in-person activity expected after Labor Day.
Facilities & Other	Outperformed pre-COVID levels driven by more frequent and comprehensive services. Strong success in vertical sales that expanded offerings for existing clients.
Healthcare	Steady improvement largely reflecting increased retail activity as visitor restrictions eased. Integration of Next Level Hospitality underway with strong early performance indicative of the expected growth opportunities ahead.
•FSS International grew organic revenue 28% compared to prior year with solid quarter-over-quarter improvement that balanced strong performance from healthcare in China and mining in Chile with government-imposed restrictions, particularly in Canada. The International team continued to effectively manage through various stages of geographic recovery with agility and responsiveness in addressing real-time client needs.
•Uniform & Career Apparel increased organic revenue 5% year-over-year, exhibiting strength in the back half of the quarter. Most customer categories and geographies demonstrated consistent improvement as the quarter progressed and adjacency services delivered double-digit growth, partially offset by a slower recovery from hospitality clients and government-imposed restrictions in Canada.

	Revenue
	Q3 '21	Q3 '20	Change $	Change %	Organic Change %
FSS United States	$1,650M	$1,068M	$582M	55%	52%
FSS International	729	517	211	41%	28%
Uniform & Career Apparel	603	568	36	6%	5%
Total Company	$2,981M	$2,152M	$829M	39%	34%
Difference between GAAP Revenue Change and Organic Revenue Change reflects the elimination of currency translation and the effect of the Next Level Hospitality acquisition.
*May not total due to rounding.

Operating Income was $74 million, an increase of $402 million compared to prior year. Adjusted Operating Income was $106 million, a year-over-year increase of $250 million, resulting in an AOI margin of 3.6% on a constant-currency basis. Performance in the quarter reflected improved business trends led by increased sales volumes and scalable operating efficiencies, while the Company managed through the impact of COVID-19 with cost discipline.
•FSS United States effectively controlled costs that drove profitability as additional client locations reopened in the quarter, particularly in the Sports & Entertainment and Leisure businesses, while remaining focused on investments to accelerate growth.
•FSS International benefited from previously implemented cost savings actions, while closely managing government-imposed restrictions and reimbursement programs.
•Uniform & Career Apparel experienced higher volume levels and improved efficiencies as a result of the early progress from the roll-out of the Company's route accounting system, offset partially by inventory write-downs for certain Personal Protective Equipment (PPE).
•Corporate primarily reflected higher equity-based compensation associated with the Company's incentive strategies to align the organization with shareholders.

	Operating Income (Loss)			Adjusted Operating Income (Loss)
	Q3 '21	Q3 '20	Change $	Q3 '21	Q3 '20	Change $
FSS United States	$44M	($194M)	$238M	$64M	($78M)	$142M
FSS International	21	(138)	159	23	(62)	85
Uniform & Career Apparel	35	22	13	45	17	28
Corporate	(26)	(17)	(8)	(26)	(21)	(5)
Total Company	$74M	($328M)	$402M	$106M	($144M)	$250M
* May not total due to rounding.

GAAP SUMMARY
Third quarter fiscal 2021 GAAP results across all metrics demonstrated increased levels of business activity while still recovering from COVID-19. On a GAAP basis, revenue was $3.0 billion, operating income was $74 million, net income attributable to Aramark stockholders was $33 million and diluted earnings per share was $0.13. Net income attributable to Aramark stockholders and diluted earnings per share included the benefit of a non-cash gain on an equity investment of $138 million and a non-cash loss from a defined benefit pension plan termination of $61 million. For the third quarter of fiscal 2020, on a GAAP basis, revenue was $2.2 billion, operating loss was $328 million, net loss attributable to Aramark stockholders was $256 million and diluted loss per share was $1.01. A reconciliation of GAAP to Non-GAAP measures is included in the Appendix.
CURRENCY
Revenue and Adjusted Operating Income were favorably impacted in the quarter by $75 million and $3 million, respectively, due to a weaker U.S. dollar. Adjusted earnings per share benefited by less than $0.02 in the quarter.
CASH FLOW
In the quarter, the Company generated Net Cash provided by operating activities of $12 million and a use of $89 million in Free Cash Flow that reflected the seasonal cadence of the period. Capital expenditures were higher than preceding quarters as a result of investment primarily related to new business wins.
Through nine months, Aramark drove year-over-year improvements of $309 million in Net Cash provided by operating activities and $324 million in Free Cash Flow led by effective working capital management with continued improvement in collections as well as the benefit of federal tax refunds and deferred payroll taxes related to the CARES Act.

CAPITAL STRUCTURE
As previewed in the second quarter earnings disclosures, Aramark implemented strategies that advanced its capital allocation priorities, including:
•Redeemed in full the $500 million outstanding principal amount of its 4.75% Senior Notes due 2026
•Refinanced its $833 million 2024 Term Loan B credit facility to extend maturity to 2028
•Closed a 3-year extension on substantially all of its Revolving Credit Facility and Term Loans A and C to 2026 as well as upsized its Revolving Credit Facility to $1.2 billion that increased the Company's cash availability by over $200 million
•Completed the acquisition of Next Level Hospitality, a premier provider of culinary and environmental services in the senior living industry
In addition to the actions previously communicated, the Company proactively extended its existing Receivables Facility by two years through June 2024.
These focused measures collectively strengthened the balance sheet and enhanced financial flexibility, while providing a platform to drive the Company's growth agenda. At quarter-end, Aramark had approximately $1.9 billion in cash availability.
DIVIDEND DECLARATION
The Company's Board of Directors approved a quarterly dividend of 11 cents per share of common stock. The fiscal fourth quarter 2021 dividend will be payable on September 8, 2021 to stockholders of record at the close of business on August 25, 2021.
BUSINESS UPDATE
Aramark remains committed to the pursuit of accelerated growth through profitable new business wins, high retention rates and driving performance in existing client locations. The Company continues to invest in growth-oriented resources that have created additional sales opportunities in the immediate pipeline.
Throughout the year, and particularly as the third quarter progressed, Aramark partnered closely with clients to develop and execute reopening strategies in a safe and effective manner that included new service offerings and applicable innovation. The Company continues to apply disciplined cost management while driving operating efficiencies through leveraging scale and flexibility across the portfolio. Aramark remains focused on further pursuing opportunities to advance its capital allocations priorities through purposeful investment in growth, debt repayment and return to shareholders. The transformational actions underway are expected to increasingly provide sustained value creation.
As previously referenced, Aramark closed on the acquisition of Next Level Hospitality on June 4, 2021 for $226.2 million of up-front consideration that includes a modest working capital adjustment. The Company may have additional contingent consideration based on favorable performance. In its first four weeks as part of Aramark, Next Level Hospitality generated over $23 million in revenue that the Company believes is indicative of the extensive growth opportunities ahead in the largely under-penetrated, highly self-operated senior living industry. New contracts require minimal startup costs and have strong profitability with high single-digit margins.
On June 30, 2021, Aramark completed its inaugural offering period for its Employee Stock Purchase Plan (ESPP) with strong participation from eligible employees. The ESPP experienced an approximate 20% increase in its second offering period that commenced on July 1, 2021. The program continues to reinforce the ownership mindset within the organization in a way that aligns people, values and performance.

2021 OUTLOOK
The Company provides its expectations for organic revenue growth, Adjusted Operating Income margin and Free Cash Flow on a non-GAAP basis, and does not provide a reconciliation of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for the impact of the change in fair value related to certain gasoline and diesel agreements, severance and other charges and the effect of currency translation. The fiscal 2021 outlook reflects management's current assumptions regarding the pace of recovery from COVID-19 for Aramark and its clients. The extent to which COVID-19 impacts business, operations, and financial results, including the duration and magnitude of such impact, will depend on numerous evolving factors that are difficult to accurately predict, including those discussed in the Risk Factors set forth in the Company's filings with the U.S. Securities and Exchange Commission.
In the fourth quarter, Aramark expects ongoing business performance progress led by an accelerated pace of client reopenings, including essentially all Education clients returning to in-person learning for the start of the academic year. The Company currently expects fourth quarter performance as follows:
•Continued organic revenue improvement, reaching 80% to 85% of 2019 levels
•Adjusted Operating Income (AOI) margin in a range of 4.5% to 5.0%
•Free Cash Flow outlook raised to generating $150 million to $250 million for fiscal 2021, driven by an expected strong seasonal cash inflow in the fourth quarter associated with the Higher Education business. Comparatively, Free Cash Flow was a use of $188 million in fiscal 2020.
“I am confident that Aramark is well-positioned to execute on the numerous attractive strategic opportunities ahead and deliver strong performance for our stakeholders by continuing to drive growth and innovation designed to win new business, actively maintain balance sheet flexibility, and pursue cost discipline throughout the organization," Zillmer concluded.

CONFERENCE CALL SCHEDULED
The Company has scheduled a conference call at 8:30 a.m. ET today to discuss its earnings and outlook. This call and related materials can be heard and reviewed, either live or on a delayed basis, on the Company's website, www.aramark.com on the investor relations page.
About Aramark
Aramark (NYSE: ARMK) proudly serves the world’s leading educational institutions, Fortune 500 companies, world champion sports teams, prominent healthcare providers, iconic destinations and cultural attractions, and numerous municipalities in 19 countries around the world with food, facilities, and uniform services. Because our culture is rooted in service, our employees strive to do great things for each other, our partners, our communities, and our planet. Aramark has been named to DiversityInc’s “Top 50 Companies for Diversity” list, the Forbes list of “America’s Best Employers for Diversity,” the Human Rights Campaign Foundation’s “Best Place to Work for LGBTQ Equality” and scored 100% on the Disability Equality Index. Learn more at www.aramark.com and connect with us on Facebook, Twitter, and LinkedIn.

Selected Operational and Financial Metrics

Adjusted Revenue (Organic)
Adjusted Revenue (Organic) represents revenue growth, adjusted to eliminate the estimated impact of the 53rd week, the effect of the Next Level acquisition, the effect of material divestitures and the impact of currency translation.

Adjusted Operating Income (Loss)
Adjusted Operating Income (Loss) represents operating income (loss) adjusted to eliminate the change in amortization of acquisition-related intangible assets; the impact of the change in fair value related to certain gasoline and diesel agreements; severance and other charges; the effect of the Next Level acquisition; merger and integration related charges; asset impairments and other items impacting comparability.

Adjusted Operating Income (Constant Currency)
Adjusted Operating Income (Constant Currency) represents Adjusted Operating Income adjusted to eliminate the impact of currency translation.

Adjusted Net Income (Loss)
Adjusted Net Income (Loss) represents net income (loss) attributable to Aramark stockholders adjusted to eliminate the change in amortization of acquisition-related intangible assets; the impact of changes in the fair value related to certain gasoline and diesel agreements; severance and other charges; the effect of the Next Level acquisition; merger and integration related charges; asset impairments; gain on an equity investment; loss on defined benefit pension plan termination; the effect of debt refinancings, less the tax impact of these adjustments; the impact of tax legislation; the tax benefit attributable to the former CEO's equity award exercises; the tax impact related to shareholder contribution and other items impacting comparability. The tax effect for adjusted net income (loss) for our U.S. earnings is calculated using a blended U.S. federal and state tax rate. The tax effect for adjusted net income (loss) in jurisdictions outside the U.S. is calculated at the local country tax rate.

Adjusted Net Income (Loss) (Constant Currency)
Adjusted Net Income (Loss) (Constant Currency) represents Adjusted Net Income (Loss) adjusted to eliminate the impact of currency translation.

Adjusted EPS
Adjusted EPS represents Adjusted Net Income (Loss) divided by diluted weighted average shares outstanding.

Adjusted EPS (Constant Currency)
Adjusted EPS (Constant Currency) represents Adjusted EPS adjusted to eliminate the impact of currency translation.

Covenant Adjusted EBITDA
Covenant Adjusted EBITDA represents net loss attributable to Aramark stockholders adjusted for interest and other financing costs, net; benefit for income taxes; depreciation and amortization and certain other items as defined in our debt agreements required in calculating covenant ratios and debt compliance. The Company also uses Net Debt for its ratio to Covenant Adjusted EBITDA, which is calculated as total long-term borrowings less cash and cash equivalents.

Free Cash Flow
Free Cash Flow represents net cash provided by (used in) operating activities less net purchases of property and equipment and other. Management believes that the presentation of free cash flow provides useful information to investors because it represents a measure of cash flow available for distribution among all the security holders of the Company.

We use Adjusted Revenue (Organic), Adjusted Operating Income (Loss) (including on a constant currency basis), Adjusted Net Income (Loss) (including on a constant currency basis), Adjusted EPS (including on a constant currency basis), Covenant Adjusted EBITDA and Free Cash Flow as supplemental measures of our operating profitability and to control our cash operating costs. We believe these financial measures are useful to investors because they enable better comparisons of our historical results and allow our investors to evaluate our performance based on the same metrics that we use to evaluate our performance and trends in our results. These financial metrics are not measurements of financial performance under generally accepted accounting principles, or GAAP. Our presentation of these metrics has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. You should not consider these measures as alternatives to revenue, operating income (loss), net income (loss), or earnings (loss) per share, determined in accordance with GAAP. Adjusted Revenue (Organic), Adjusted Operating Income (Loss), Adjusted Net Income (Loss), Adjusted EPS, Covenant Adjusted EBITDA and Free Cash Flow as presented by us may not be comparable to other similarly titled measures of other companies because not all companies use identical calculations.

Explanatory Notes to the Non-GAAP Schedules
Amortization of Acquisition-Related Intangible Assets - adjustments to eliminate the change in amortization expense resulting from the purchase accounting applied to the January 26, 2007 going-private transaction and amortization expense recognized on other acquisition-related intangible assets.
Severance and Other Charges - adjustments to eliminate severance expenses in the applicable period ($5.4 million expense reversal for year-to-date 2021, $124.9 million for the third quarter of 2020 and $131.8 million for year-to-date 2020).
Effect of Next Level Acquisition - adjustments to eliminate the operating results of Next Level that are not comparable to the prior year periods.
Merger and Integration Related Charges - adjustments to eliminate merger and integration charges primarily related to the Avendra and AmeriPride acquisitions, including costs for transitional employees and integration related consulting costs, and charges related to plant consolidation, the implementation of a new revenue accounting system, rebranding and other expenses.
Goodwill Impairment - adjustment to eliminate the impact of a non-cash impairment charge to goodwill.
Tax Reform Related Employee Reinvestments - adjustments to eliminate certain reinvestments associated with tax savings created by the Tax Cuts and Jobs Act of 2017, including employee training expenses and retirement contributions.
Gains, Losses and Settlements impacting comparability - adjustments to eliminate certain transactions that are not indicative of our ongoing operational performance, primarily for income from prior years' loss experience under our general liability, automobile liability and workers' compensation programs ($18.1 million for year-to-date 2021 and $10.3 million for year-to-date 2020), the impact of the change in fair value related to certain gasoline and diesel agreements ($0.1 million loss for the third quarter of 2021, $5.6 million gain for year-to-date 2021, $5.2 million gain for the third quarter of 2020 and $3.6 million loss for year-to-date 2020), charges related to hyperinflation in Argentina ($1.0 million for year-to-date 2021 and $1.1 million for year-to-date 2020), pension withdrawal charges ($0.7 million for year-to-date 2021 and $0.1 million for year-to-date 2020), a non-cash charge related to operating lease right-of-use assets, property and equipment and other assets from disposal by abandonment of certain rental properties ($28.5 million for the third quarter and year-to-date 2020), non-cash charges related to information technology assets ($17.8 million for the third quarter of 2020 and $21.9 million for year-to-date 2020), gain from the insurance proceeds received related to property damage from a tornado in Nashville ($16.3 million for the third quarter and year-to-date 2020), external consulting fees related to growth initiatives ($3.2 million for year-to-date 2020), payroll tax charges related to equity award exercises by the Company's former chief executive officer ($1.7 million for year-to-date 2020) and other miscellaneous charges.
Gain on Equity Investment - adjustment to eliminate the impact of a non-cash gain from an observable price change related to an equity investment.
Loss on Defined Benefit Pension Plan Termination - adjustment to eliminate the impact of a non-cash loss from the termination of certain single-employer defined benefit pension plans.
Effect of Refinancing and Other on Interest and Other Financing Costs, net - adjustments to eliminate expenses associated with refinancing activities undertaken by the Company in the applicable period such as charges related to the payment of call premiums ($11.9 million for the third quarter and year-to-date 2021 and $23.1 million for year-to-date 2020) and non-cash charges for the write-offs of unamortized debt issuance costs and debt premiums related to the repayment of borrowings ($6.8 million loss for the third quarter and year-to-date 2021 and $2.2 million gain for year-to-date 2020).
Effect of Tax Legislation on Provision (Benefit) for Income Taxes - adjustments to eliminate the impact of tax legislation that is not indicative of our ongoing tax position based on the new tax policies, including the benefit related to the CARES Act for net operating losses being carried back to prior fiscal years ($3.8 million for the third quarter of 2021, $38.1 million for year-to-date 2021, $68.1 million for the third quarter of 2020 and $58.8 million for year-to-date 2020) and a valuation allowance against certain foreign tax credits ($3.8 million for the third quarter of fiscal 2021, $30.0 million for year-to-date 2021, $17.4 million for the third quarter of 2020 and $11.8 million for year-to-date 2020).
Tax Impact Related to Shareholder Transactions - adjustments to eliminate the tax impact of equity award exercises by the Company's former chief executive officer ($1.8 million for the third quarter of 2020 and $24.6 million for year-to-date 2020) and the tax impact related to cash proceeds received from Mantle Ridge for short-swing profits earned through transactions in the Company's common stock ($4.1 million for year-to-date 2020).
Tax Impact of Adjustments to Adjusted Net Income (Loss) - adjustments to eliminate the net tax impact of the adjustments to adjusted net income (loss) calculated based on a blended U.S. federal and state tax rate for U.S. adjustments and the local country tax rate for adjustments in jurisdictions outside the U.S. Adjustment also eliminates the valuation allowance recorded against deferred tax assets in a foreign subsidiary that is deemed not realizable (approximately $8.6 million for year-to-date 2020).
Effect of Currency Translation - adjustments to eliminate the impact that fluctuations in currency translation rates had on the comparative results by presenting the periods on a constant currency basis. Assumes constant foreign currency exchange rates based on the rates in effect for the prior year period being used in translation for the comparable current year period.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations as to future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. These statements include, but are not limited to, statements under the heading "2021 Outlook" and those related to our expectations regarding the impact of the ongoing COVID-19 pandemic, the performance of our business, our financial results, our operations, our liquidity and capital resources, the conditions in our industry and our growth strategy. In some cases forward-looking statements can be identified by words such as "outlook," "aim," "anticipate," "are or remain or continue to be confident," "have confidence," "estimate," "expect," "will be," "will continue," "will likely result," "project," "intend," "plan," "believe," "see," "look to" and other words and terms of similar meaning or the negative versions of such words. These forward-looking statements are subject to risks and uncertainties that may change at any time, actual results or outcomes may differ materially from those that we expected.
Some of the factors that we believe could affect or continue to affect our results include without limitation: the severity and duration of the COVID-19 pandemic; the pandemic's impact on the U.S. and global economies, including particularly the client sectors we serve and governmental responses to the pandemic; the manner and timing of benefits we expect to receive under the CARES Act or other government programs; unfavorable economic conditions; natural disasters, global calamities, new pandemics, sports strikes and other adverse incidents; the failure to retain current clients, renew existing client contracts and obtain new client contracts; a determination by clients to reduce their outsourcing or use of preferred vendors; competition in our industries; increased operating costs and obstacles to cost recovery due to the pricing and cancellation terms of our food and support services contracts; currency risks and other risks associated with international operations, including Foreign Corrupt Practices Act, U.K. Bribery Act and other anti-corruption law compliance; risks associated with suppliers from whom our products are sourced; disruptions to our relationship with our distribution partners; the contract intensive nature of our business, which may lead to client disputes; our expansion strategy and our ability to successfully integrate the businesses we acquire and costs and timing related thereto; continued or further unionization of our workforce; liability resulting from our participation in multiemployer defined benefit pension plans; the inability to hire and retain key or sufficient qualified personnel or increases in labor costs; laws and governmental regulations including those relating to food and beverages, the environment, wage and hour and government contracting; liability associated with noncompliance with applicable law or other governmental regulations; new interpretations of or changes in the enforcement of the government regulatory framework; the failure to maintain food safety throughout our supply chain, food-borne illness concerns and claims of illness or injury; a cybersecurity incident or other disruptions in the availability of our computer systems or privacy breaches; our leverage; the inability to generate sufficient cash to service all of our indebtedness; debt agreements that limit our flexibility in operating our business; and other factors set forth under the headings Item 1A "Risk Factors," Item 3 "Legal Proceedings" and Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections of our Annual Report on Form 10-K, filed with the SEC on November 24, 2020 as such factors may be updated from time to time in our other periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov and which may be obtained by contacting Aramark's investor relations department via its website at www.aramark.com. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and in our other filings with the SEC. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us. Forward-looking statements speak only as of the date made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, changes in our expectations, or otherwise, except as required by law.

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	July 2, 2021	June 26, 2020
Revenue	$2,981,220	$2,152,253
Costs and Expenses:
Cost of services provided (exclusive of depreciation and amortization)	2,686,138	2,265,614
Depreciation and amortization	136,197	148,060
Selling and general corporate expenses	84,639	66,176
	2,906,974	2,479,850
Operating income (loss)	74,246	(327,597)
Gain on Equity Investment	(137,934)	—
Loss on Defined Benefit Pension Plan Termination	60,864	—
Interest and Other Financing Costs, net	111,715	94,235
Income (Loss) Before Income Taxes	39,601	(421,832)
Provision (Benefit) for Income Taxes	7,039	(165,524)
Net income (loss)	32,562	(256,308)
Less: Net income attributable to noncontrolling interest	5	132
Net income (loss) attributable to Aramark stockholders	$32,557	$(256,440)

Earnings (Loss) per share attributable to Aramark stockholders:
Basic	$0.13	$(1.01)
Diluted	$0.13	$(1.01)
Weighted Average Shares Outstanding:
Basic	255,207	252,943
Diluted	257,374	252,943

	Nine Months Ended
	July 2, 2021	June 26, 2020
Revenue	$8,544,701	$10,137,409
Costs and Expenses:
Cost of services provided (exclusive of depreciation and amortization)	7,814,008	9,441,316
Depreciation and amortization	412,090	443,971
Selling and general corporate expenses	259,478	224,502
Goodwill impairment	—	198,600
	8,485,576	10,308,389
Operating income (loss)	59,125	(170,980)
Gain on Equity Investment	(137,934)	—
Loss on Defined Benefit Pension Plan Termination	60,864	—
Interest and Other Financing Costs, net	308,402	273,642
Loss Before Income Taxes	(172,207)	(444,622)
Benefit for Income Taxes	(45,726)	(132,176)
Net loss	(126,481)	(312,446)
Less: Net (loss) income attributable to noncontrolling interest	(219)	493
Net loss attributable to Aramark stockholders	$(126,262)	$(312,939)

Loss per share attributable to Aramark stockholders:
Basic	$(0.50)	$(1.25)
Diluted	$(0.50)	$(1.25)
Weighted Average Shares Outstanding:
Basic	254,461	251,343
Diluted	254,461	251,343

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands)

	July 2, 2021	October 2, 2020
Assets

Current Assets:
Cash and cash equivalents	$483,429	$2,509,188
Receivables	1,532,881	1,431,206
Inventories	402,875	436,473
Prepayments and other current assets	201,732	298,944
Total current assets	2,620,917	4,675,811
Property and Equipment, net	2,001,632	2,050,908
Goodwill	5,494,583	5,343,828
Other Intangible Assets	2,064,276	1,932,637
Operating Lease Right-of-use Assets	565,800	551,394
Other Assets	1,302,888	1,158,106
	$14,050,096	$15,712,684

Liabilities and Stockholders' Equity

Current Liabilities:
Current maturities of long-term borrowings	$74,122	$99,915
Current operating lease liabilities	69,504	71,810
Accounts payable	675,646	663,455
Accrued expenses and other current liabilities	1,522,974	1,512,278
Total current liabilities	2,342,246	2,347,458
Long-Term Borrowings	7,591,779	9,178,508
Noncurrent Operating Lease Liabilities	322,972	341,667
Deferred Income Taxes and Other Noncurrent Liabilities	1,097,104	1,099,075
Commitments and Contingencies
Redeemable Noncontrolling Interest	9,770	9,988
Total Stockholders' Equity	2,686,225	2,735,988
	$14,050,096	$15,712,684

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Nine Months Ended
	July 2, 2021	June 26, 2020
Cash flows from operating activities:
Net loss	$(126,481)	$(312,446)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	412,090	443,971
Goodwill impairment and asset write-downs	—	244,952
Gain on equity investment	(137,934)	—
Loss on defined benefit pension plan termination	60,864	—
Deferred income taxes	(27,099)	(66,003)
Share-based compensation expense	52,638	15,349
Changes in operating assets and liabilities	25,647	(443,196)
Payments made to clients on contracts	(49,159)	(42,824)
Other operating activities	23,227	85,352
Net cash provided by (used in) operating activities	233,793	(74,845)

Cash flows from investing activities:
Net purchases of property and equipment and other	(244,080)	(259,375)
Acquisitions, divestitures and other investing activities	(259,111)	8,044
Net cash used in investing activities	(503,191)	(251,331)

Cash flows from financing activities:
Net proceeds/payments of long-term borrowings	(1,350,657)	2,250,713
Net change in funding under the Receivables Facility	(315,600)	335,600
Payments of dividends	(83,928)	(83,060)
Proceeds from issuance of common stock	33,925	88,581
Repurchase of common stock	—	(6,540)
Other financing activities	(50,698)	(89,050)
Net cash (used in) provided by financing activities	(1,766,958)	2,496,244
Effect of foreign exchange rates on cash and cash equivalents	10,597	544
(Decrease) increase in cash and cash equivalents	(2,025,759)	2,170,612
Cash and cash equivalents, beginning of period	2,509,188	246,643
Cash and cash equivalents, end of period	$483,429	$2,417,255

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED OPERATING INCOME (LOSS) MARGIN
(Unaudited)
(In thousands)

	Three Months Ended
	July 2, 2021
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$1,649,613	$728,540	$603,067		$2,981,220
Operating Income (as reported)	$43,982	$21,057	$35,023	$(25,816)	$74,246
Operating Income Margin (as reported)	2.67%	2.89%	5.81%		2.49%

Revenue (as reported)	$1,649,613	$728,540	$603,067		$2,981,220
Effect of Next Level Acquisition	(23,358)	—	—		(23,358)
Effect of Currency Translation	(1,456)	(67,806)	(5,937)		(75,199)
Adjusted Revenue (Organic)	$1,624,799	$660,734	$597,130		$2,882,663
Revenue Growth (as reported)	54.52%	40.87%	6.27%		38.52%
Adjusted Revenue Growth (Organic)	52.19%	27.76%	5.22%		33.94%

Operating Income (as reported)	$43,982	$21,057	$35,023	$(25,816)	$74,246
Amortization of Acquisition-Related Intangible Assets	20,314	1,874	6,138	—	28,326
Effect of Next Level Acquisition	(445)	—	—	—	(445)
Merger and Integration Related Charges	—	—	3,819	—	3,819
Gains, Losses and Settlements impacting comparability	—	—	—	164	164
Adjusted Operating Income	$63,851	$22,931	$44,980	$(25,652)	$106,110
Effect of Currency Translation	(388)	(2,295)	(299)	—	(2,982)
Adjusted Operating Income (Constant Currency)	$63,463	$20,636	$44,681	$(25,652)	$103,128

Operating Income Growth (as reported) %	122.69%	115.23%	59.93%	(48.25)%	122.66%
Adjusted Operating Income Growth %	181.52%	137.11%	165.79%	(22.37)%	173.61%
Adjusted Operating Income Growth (Constant Currency)	181.02%	133.40%	164.03%	(22.37)%	171.54%
Adjusted Operating Income Margin (Constant Currency)	3.91%	3.12%	7.48%		3.58%
Operating Income Growth (as reported) $					$401,843
Adjusted Operating Income Growth $					$250,263

	Three Months Ended
	June 26, 2020
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$1,067,580	$517,171	$567,502		$2,152,253

Operating (Loss) Income (as reported)	$(193,799)	$(138,283)	$21,899	$(17,414)	$(327,597)
Amortization of Acquisition-Related Intangible Assets	21,246	1,661	6,266	—	29,173
Severance and Other Charges	48,205	74,704	367	1,657	124,933
Merger and Integration Related Charges	169	131	4,739	—	5,039
Gains, Losses and Settlements impacting comparability	45,852	—	(16,348)	(5,205)	24,299
Adjusted Operating (Loss) Income	$(78,327)	$(61,787)	$16,923	$(20,962)	$(144,153)

Operating (Loss) Income Margin (as reported)	(18.15)%	(26.74)%	3.86%		(15.22)%
Adjusted Operating (Loss) Income Margin	(7.34)%	(11.95)%	2.98%		(6.70)%

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED OPERATING INCOME (LOSS) MARGIN
(Unaudited)
(In thousands)

	Nine Months Ended
	July 2, 2021
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$4,646,392	$2,100,695	$1,797,614		$8,544,701
Operating Income (as reported)	$30,057	$30,324	$88,795	$(90,051)	$59,125
Operating Income Margin (as reported)	0.65%	1.44%	4.94%		0.69%

Revenue (as reported)	$4,646,392	$2,100,695	$1,797,614		$8,544,701
Effect of Next Level Acquisition	(23,358)	—	—		(23,358)
Effect of Currency Translation	(2,470)	(131,308)	(9,585)		(143,363)
Adjusted Revenue (Organic)	$4,620,564	$1,969,387	$1,788,029		$8,377,980
Revenue Growth (as reported)	(21.75)%	(9.33)%	(4.53)%		(15.71)%
Adjusted Revenue Growth (Organic)	(22.18)%	(15.00)%	(5.04)%		(17.36)%

Operating Income (as reported)	$30,057	$30,324	$88,795	$(90,051)	$59,125
Amortization of Acquisition-Related Intangible Assets	61,087	6,022	18,822	—	85,931
Severance and Other Charges	—	(4,618)	(501)	(326)	(5,445)
Effect of Next Level Acquisition	(445)	—	—	—	(445)
Merger and Integration Related Charges	—	—	9,936	—	9,936
Gains, Losses and Settlements impacting comparability	(18,098)	984	743	(5,580)	(21,951)
Adjusted Operating Income	$72,601	$32,712	$117,795	$(95,957)	$127,151
Effect of Currency Translation	(640)	(2,243)	(766)	—	(3,649)
Adjusted Operating Income (Constant Currency)	$71,961	$30,469	$117,029	$(95,957)	$123,502

Operating Income Growth (as reported)	(48.13)%	110.61%	(27.19)%	(38.34)%	134.58%
Adjusted Operating Income Growth	(66.91)%	***	(17.65)%	(76.05)%	(58.41)%
Adjusted Operating Income Growth (Constant Currency)	(67.20)%	***	(18.19)%	(76.05)%	(59.60)%
Adjusted Operating Income Margin (Constant Currency)	1.56%	1.55%	6.55%		1.47%

*** Not meaningful
	Nine Months Ended
	June 26, 2020
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$5,937,647	$2,316,813	$1,882,949		$10,137,409

Operating Income (Loss) (as reported)	$57,946	$(285,786)	$121,956	$(65,096)	$(170,980)
Amortization of Acquisition-Related Intangible Assets	63,762	4,988	18,614	—	87,364
Severance and Other Charges	48,205	78,351	367	4,904	131,827
Merger and Integration Related Charges	3,480	525	18,400	—	22,405
Goodwill Impairment	—	198,600	—	—	198,600
Tax Reform Related Employee Reinvestments	1,436	—	(13)	—	1,423
Gains, Losses and Settlements impacting comparability	44,557	1,111	(16,274)	5,685	35,079
Adjusted Operating Income (Loss)	$219,386	$(2,211)	$143,050	$(54,507)	$305,718

Operating Income (Loss) Margin (as reported)	0.98%	(12.34)%	6.48%		(1.69)%
Adjusted Operating Income (Loss) Margin	3.69%	(0.10)%	7.60%		3.02%

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED NET INCOME (LOSS) & ADJUSTED EPS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 2, 2021	June 26, 2020	July 2, 2021	June 26, 2020
Net Income (Loss) Attributable to Aramark Stockholders (as reported)	$32,557	$(256,440)	$(126,262)	$(312,939)
Adjustment:
Amortization of Acquisition-Related Intangible Assets	28,326	29,173	85,931	87,364
Severance and Other Charges	—	124,933	(5,445)	131,827
Effect of Next Level Acquisition	(445)	—	(445)	—
Merger and Integration Related Charges	3,819	5,039	9,936	22,405
Goodwill Impairment	—	—	—	198,600
Tax Reform Related Employee Reinvestments	—	—	—	1,423
Gains, Losses and Settlements impacting comparability	164	24,299	(21,951)	35,079
Gain on Equity Investment	(137,934)	—	(137,934)	—
Loss on Defined Benefit Pension Plan Termination	60,864	—	60,864	—
Effect of Refinancing and Other on Interest and Other Financing Costs, net	18,658	—	18,658	20,883
Effect of Tax Legislation on Provision (Benefit) for Income Taxes	(18)	(50,653)	(8,144)	(46,968)
Tax Impact Related to Shareholder Transactions	—	(1,757)	—	(20,479)
Tax Impact of Adjustments to Adjusted Net Income (Loss)	2,575	(48,728)	(6,535)	(69,626)
Adjusted Net Income (Loss)	$8,566	$(174,134)	$(131,327)	$47,569
Effect of Currency Translation, net of Tax	(4,211)	—	(4,838)	—
Adjusted Net Income (Loss) (Constant Currency)	$4,355	$(174,134)	$(136,165)	$47,569

Earnings (Loss) Per Share (as reported)
Net Income (Loss) Attributable to Aramark Stockholders (as reported)	$32,557	$(256,440)	$(126,262)	$(312,939)
Diluted Weighted Average Shares Outstanding	257,374	252,943	254,461	251,343
	$0.13	$(1.01)	$(0.50)	$(1.25)
Earnings Per Share Growth (as reported) $	$1.14

Adjusted Earnings (Loss) Per Share
Adjusted Net Income (Loss)	$8,566	$(174,134)	$(131,327)	$47,569
Diluted Weighted Average Shares Outstanding	257,374	252,943	254,461	253,968
	$0.03	$(0.69)	$(0.52)	$0.19
Adjusted Earnings Per Share Growth $	$0.72

Adjusted Earnings (Loss) Per Share (Constant Currency)
Adjusted Net Income (Loss) (Constant Currency)	$4,355	$(174,134)	$(136,165)	$47,569
Diluted Weighted Average Shares Outstanding	257,374	252,943	254,461	253,968
	$0.02	$(0.69)	$(0.54)	$0.19

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
NET DEBT TO COVENANT ADJUSTED EBITDA
(Unaudited)
(In thousands)

	Twelve Months Ended
	July 2, 2021	June 26, 2020
Net Loss Attributable to Aramark Stockholders (as reported)	$(274,852)	$(227,380)
Interest and Other Financing Costs, net	417,560	359,254
Benefit for Income Taxes	(99,834)	(97,061)
Depreciation and Amortization	563,314	589,135
Share-based compensation expense(1)	67,628	22,215
Unusual or non-recurring (gains) and losses(2)	(77,070)	198,600
Pro forma EBITDA for equity method investees(3)	10,353	5,510
Pro forma EBITDA for certain transactions(4)	15,059	12,342
Other(5)	252,966	452,725
Covenant Adjusted EBITDA	$875,124	$1,315,340

Net Debt to Covenant Adjusted EBITDA
Total Long-Term Borrowings	$7,665,901	$9,259,614
Less: Cash and cash equivalents	483,429	2,417,255
Net Debt	$7,182,472	$6,842,359
Covenant Adjusted EBITDA	$875,124	$1,315,340
Net Debt/Covenant Adjusted EBITDA(6)	8.2	5.2

(1) Represents compensation expense related to the Company's issuances of share-based awards.
(2) Represents the fiscal 2021 non-cash gain from an observable price change on an equity investment ($137.9 million), the fiscal 2021 non-cash loss from the termination of certain defined benefit pension plans ($60.9 million) and the fiscal 2020 non-cash impairment charge related to goodwill.

(3) Represents the Company's estimated share of EBITDA primarily from the Company's AIM Services Co., Ltd. equity method investment, not already reflected in the Company's net loss attributable to Aramark stockholders. EBITDA for this equity method investee is calculated in a manner consistent with Covenant Adjusted EBITDA but does not represent cash distributions received from this investee.
(4) Represents the annualizing of net EBITDA from certain acquisitions made during the period.
(5) "Other" for the twelve months ended July 2, 2021 and June 26, 2020, respectively, includes labor charges, incremental expenses and other expenses associated with closed or partially closed client locations resulting from the COVID-19 pandemic, net of U.S. and non-U.S. governmental labor related credits ($123.8 million and $150.9 million), non-cash impairment charges related to various assets ($34.3 million and $36.7 million), adjustments to remove the impact attributable to the adoption of certain accounting standards that are made to the calculation in accordance with the Credit Agreement and indentures ($25.5 million and $24.0 million), severance charges ($20.0 million and $129.3 million), expenses related to merger and integration related charges ($16.4 million and $32.2 million), the impact of the change in fair value related to certain gasoline and diesel agreements ($8.7 million gain and $4.4 million loss), the impact of hyperinflation in Argentina ($2.3 million and $6.0 million) and other miscellaneous expenses. "Other" for the twelve months ended July 2, 2021 also includes non-cash charges for excess inventory ($19.6 million), charges related to a client contract dispute ($17.9 million), a favorable non-cash settlement of a multiemployer pension plan obligation ($6.7 million), a favorable settlement of a legal matter ($4.7 million), non-cash charges related to information technology assets ($4.2 million), expenses related to the impact of the ice storm in Texas ($2.5 million) and a non-cash charge related to an environmental matter ($2.5 million). "Other" for the twelve months ended June 26, 2020 also includes non-cash charge related to operating lease right-of-use assets, property and equipment and other assets from disposal by abandonment of certain rental properties ($28.5 million), charges related to certain legal settlements ($27.4 million), gain from the insurance proceeds received related to property damage from a tornado in Nashville ($16.3 million), cash compensation charges associated with the retirement of the Company's former chief executive officer ($10.4 million), advisory fees related to shareholder matters ($7.7 million) and compensation expense for retirement contributions and employee training programs funded by the benefits from U.S. tax reform ($5.8 million).

(6) On April 22, 2020, the Company entered into Amendment No. 9 to the Credit Agreement. Amendment No. 9 provides for a covenant waiver period which suspends the Consolidated Secured Debt Ratio debt covenant required under the Credit Agreement for four fiscal quarters, commencing with the fourth quarter of fiscal 2020 and ending after the third quarter of fiscal 2021, subject to certain conditions.

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
FREE CASH FLOW
(Unaudited)
(In thousands)

	Nine Months Ended	Six Months Ended	Three Months Ended
	July 2, 2021	April 2, 2021	July 2, 2021
Net Cash provided by operating activities	$233,793	$221,861	11,932

Net purchases of property and equipment and other	(244,080)	(142,751)	(101,329)

Free Cash Flow	$(10,287)	$79,110	$(89,397)

	Nine Months Ended	Six Months Ended	Three Months Ended
	June 26, 2020	March 27, 2020	June 26, 2020
Net Cash (used in) provided by operating activities	$(74,845)	$(91,626)	16,781

Net purchases of property and equipment and other	(259,375)	(205,331)	(54,044)

Free Cash Flow	$(334,220)	$(296,957)	$(37,263)

	Nine Months Ended	Six Months Ended	Three Months Ended
	Change	Change	Change
Net Cash provided by (used in) operating activities	$308,638	$313,487	(4,849)

Net purchases of property and equipment and other	15,295	62,580	(47,285)

Free Cash Flow	$323,933	$376,067	$(52,134)

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED REVENUE
(Unaudited)
(In thousands)

	Three Months Ended
	June 26, 2020
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$1,067,580	$517,171	$567,502		$2,152,253
Effect of Currency Translation	534	40,188	1,377		42,099
Adjusted Revenue (Organic)	$1,068,114	$557,359	$568,879		$2,194,352
Revenue Growth (as reported)	(55.77)%	(45.55)%	(12.34)%		(46.34)%
Adjusted Revenue Growth (Organic)	(55.74)%	(41.32)%	(12.13)%		(45.29)%

	Three Months Ended
	June 28, 2019
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,413,503	$949,862	$647,396		$4,010,761

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED REVENUE
(Unaudited)
(In thousands)

	Three Months Ended
	October 2, 2020
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$1,429,031	$629,021	$634,098		$2,692,150
Effect of Currency Translation	185	4,785	454		5,424
Estimated Impact of 53rd Week	(116,461)	(15,858)	(44,740)		(177,059)
Adjusted Revenue (Organic)	$1,312,755	$617,948	$589,812		$2,520,515
Revenue Growth (as reported)	(40.65)%	(29.94)%	(1.78)%		(31.87)%
Adjusted Revenue Growth (Organic)	(45.48)%	(31.18)%	(8.64)%		(36.21)%

	Three Months Ended
	September 27, 2019
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,407,750	$897,894	$645,600		$3,951,244

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED REVENUE
(Unaudited)
(In thousands)

	Three Months Ended
	January 1, 2021
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$1,445,792	$694,459	$603,538		$2,743,789
Effect of Currency Translation	(205)	(20,736)	(753)		(21,694)
Adjusted Revenue (Organic)	$1,445,587	$673,723	$602,785		$2,722,095
Revenue Growth (as reported)	(45.21)%	(26.61)%	(9.71)%		(35.49)%
Adjusted Revenue Growth (Organic)	(45.22)%	(28.80)%	(9.82)%		(36.00)%

	Three Months Ended
	December 27, 2019
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,638,960	$946,194	$668,443		$4,253,597

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED REVENUE
(Unaudited)
(In thousands)

	Three Months Ended
	April 2, 2021
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$1,550,987	$677,696	$591,009		$2,819,692
Effect of Currency Translation	(809)	(42,766)	(2,895)		(46,470)
Adjusted Revenue (Organic)	$1,550,178	$634,930	$588,114		$2,773,222
Revenue Growth (as reported)	(30.48)%	(20.59)%	(8.65)%		(24.44)%
Adjusted Revenue Growth (Organic)	(30.52)%	(25.60)%	(9.10)%		(25.68)%

	Three Months Ended
	March 27, 2020
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,231,107	$853,448	$647,004		$3,731,559

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED REVENUE COMPARISON TO FISCAL 2019
(Unaudited)
(In thousands)

	Three Months Ended
	June 26, 2020	October 2, 2020	January 1, 2021	April 2, 2021	July 2, 2021
Revenue (as reported)	$2,152,253	$2,692,150	$2,743,789	$2,819,692	$2,981,220
Effect of Next Level Acquisition	—	—	—	—	(23,358)
Effect of Currency Translation*	42,099	5,424	11,593	1,243	(16,977)
Estimated Impact of 53rd Week	—	(177,059)	—	—	—
Adjusted Revenue (Organic)	$2,194,352	$2,520,515	$2,755,382	$2,820,935	$2,940,885
Revenue as a Percentage of Fiscal 2019 Revenue (as reported)	53.66%	68.13%	64.33%	70.49%	74.33%
Adjusted Revenue as a Percentage of Fiscal 2019 Adjusted Revenue (Organic)	54.71%	63.79%	65.27%	70.52%	73.32%

	Three Months Ended
	June 28, 2019	September 27, 2019	December 28, 2018	March 29, 2019	June 28, 2019
Revenue (as reported)	4,010,761	3,951,244	4,265,349	3,999,987	4,010,761
Effect of Divestitures	—	—	(43,680)	—	—
Adjusted Revenue (Organic)	4,010,761	3,951,244	4,221,669	3,999,987	4,010,761

* For the three month periods of January 1, 2021, April 2, 2021 and July 2, 2021, the effect of currency translation reflects the impact that fluctuations in currency translation rates had on the comparative results by translating the fiscal 2021 period balances using the foreign currency exchange rates in effect for the comparable periods of fiscal 2019.